Exhibit 99.1

For Immediate Release	Contact:
Thomas A. Pitler Neurogen Corp. 203-315-3046 tpitler@nrgn.com
NEUROGEN CORPORATION RECEIVES NOTIFICATION FROM NASDAQ
Branford, CT, August 27, 2008 — Neurogen Corporation (Nasdaq: NRGN), a drug development company focused on improved drugs for psychiatric and neurological disorders, announced today that on August 26, 2008, it received notice from The Nasdaq Stock Market indicating that for the past 30 business days Neurogen’s common stock has not met the $1.00 minimum closing bid price requirement for continued listing on the Nasdaq Global Market, as specified by the Marketplace Rule 4450(a)(5). The notification letter has no immediate effect on the listing of Neurogen’s common stock on the Nasdaq Global Market. Neurogen’s common stock will continue to trade on the Nasdaq Global Market under the symbol NRGN.
In accordance with Marketplace Rule 4450(e)(2), Neurogen has 180 calendar days, or until February 23, 2009, to regain compliance with the minimum closing bid price requirement. To regain compliance, the closing bid price of Neurogen common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days.
If Neurogen does not regain compliance by February 23, 2009, Nasdaq will provide written notification to Neurogen that its common stock will be delisted. At that time, the Company may appeal Nasdaq’s determination to delist its securities to a Listing Qualifications Panel. Alternatively, Neurogen could apply to transfer its common stock from the Nasdaq Global Market to the Nasdaq Capital Market if it satisfies all requirements, other than the minimum closing bid price requirement, for initial inclusion in that market set forth in Marketplace Rule 4310(c). If Neurogen makes such an election and its transfer application is approved, it will be eligible to regain compliance with the minimum closing bid price requirement during a second 180 calendar day compliance period.
About Neurogen
Neurogen Corporation is a drug development company focusing on small-molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, including Parkinson’s disease, restless legs syndrome (RLS) insomnia, anxiety and pain. Neurogen conducts its drug development independently and, when advantageous, collaborates with world-class pharmaceutical companies to access additional resources and expertise.
Safe Harbor Statement
This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include statements that refer to the Company’s intentions to take actions required to regain compliance with the listing standards of The Nasdaq Global Market, the form, timing and effect of any such actions, and the Company’s ability to regain compliance. Readers are cautioned that actual events that occur could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual events to differ include, but are not limited to, events and developments affecting the Company’s per share stock price that may affect its ability to achieve the minimum bid price requirement, the Company’s ability to regain compliance with the minimum bid price listing requirement, the Company’s ability to continue to meet the other Nasdaq listing requirements, which could result in the delisting of the Company’s common stock even if it achieved compliance with the minimum bid price requirement, the Company’s ability to successfully appeal a delisting determination by Nasdaq, and the Company’s ability to transfer its listing to The Nasdaq Capital Market. In addition, please refer to the risk factors contained in the Company’s SEC filings available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K for the year ended December 31, 2007 and Neurogen’s quarterly report on Form 10-Q for the quarter ended June 30, 2008. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Neurogen undertakes no obligation to update or revise any forward-looking statements for any reason.
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